NINTH AMENDMENT TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
THIS NINTH AMENDMENT TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (the “Amendment”), dated as of August 1, 2019, is made and entered into among PULTE MORTGAGE LLC (the “Seller”), COMERICA BANK (“Comerica”), as agent (in such capacity, the “Agent”) and a Buyer, and the other financial institutions from time to time signatories thereto (the “Buyers”).
RECITALS:
A.    The Agent, the Seller and the Buyers are parties to that certain Amended and Restated Master Repurchase Agreement dated as of September 4, 2015 (as amended or otherwise modified from time to time, the “Repurchase Agreement”).
B.    The Agent, the Seller and the Buyers now desire to further amend certain provisions of the Repurchase Agreement as set forth herein.
AGREEMENT:
In consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all parties hereto agree as follows:
1.Capitalized Terms. Capitalized terms used and not otherwise defined in this Amendment have the meanings specified in the Repurchase Agreement.
2.    Amendments.
(a)    The Seller has requested that certain changes to the Maximum Aggregate Commitment from time to time under the Repurchase Agreement be made. In connection therewith, Schedule BC of the Repurchase Agreement is amended and restated by Schedule BC attached hereto.
(b)    The following definitions in Section 1.2 of the Repurchase Agreement are amended and restated in their entirety as follows:

“‘Aged Mortgage Loan’ shall mean a Mortgage Loan that is an Eligible Loan, and with respect to which each of the following statements shall be accurate and complete (and Seller by including such Mortgage Loan in any computation of the Sublimits shall be deemed to so represent and warrant to the Agent as of the date of such computation):

(a)    Such Mortgage Loan was originally funded in a Transaction under the Conforming Loan Sublimit or the FHA Low FICO Score Loan Sublimit;

(b)    Immediately prior to becoming an Aged Mortgage Loan, such Mortgage Loan was included in the Conforming Mortgage Loan Sublimit or the FHA Low FICO Score Loan Sublimit; and

(c)    Except for the expiration of the Repurchase Date applicable to such Mortgage Loan prior to the transfer of such Mortgage Loan to the Aged Mortgage Loan Sublimit from the Conforming Mortgage Loan Sublimit or the FHA Low FICO Score Loan Sublimit, as applicable, such Mortgage Loan would continue to be eligible under the Repurchase Agreement as a Conforming Mortgage Loan or an FHA Low FICO Score Mortgage Loan, as applicable.”

“‘Aged Mortgage Loan Sublimit’ is defined in the table set forth in Section 4.2(c).”

“‘Applicable Margin’ means (a) for the Daily Adjusting LIBOR Rate, 1.8% per annum, and (b) for the Prime Reference Rate, 1.05% per annum.”

“‘Fee Letter’ means that certain letter dated as of June 13, 2019, from the Agent to the Seller.”

“‘Termination Date’ means (a) the earlier to occur of July 30, 2020 or (b) the date when the Buyer’s Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.”

(c)    Section 2.6(b) of the Repurchase Agreement is amended and restated to read in its entirety as follows:

“(b)    If the Seller shall request in writing to the Agent a temporary increase in the Maximum Aggregate Commitment, the Agent, at its discretion, shall endeavor to obtain increased Committed Sums from existing Buyers, new Commitments from prospective new Buyers or such combination thereof as the Agent shall elect, to achieve such requested increase; provided that (i) after giving effect to such increases, the Maximum Aggregate Commitment shall not exceed the lesser of (x) $425,000,000, or (y) $50,000,000 above the Maximum Aggregate Commitment in effect prior to giving effect to such increase, (ii) no Buyer shall have an obligation to increase its Committed Sum, (iii) such written request by the Seller is delivered to the Agent at least thirty (30) days (or such shorter period of time as agreed to by Agent) before the requested effective date of the increase, (iv) no Default and no Event of Default has occurred and is continuing and (v) such increase shall only be in effect from the date of such increase until the first date thereafter that the Maximum Aggregate Commitment increases or decreases in accordance with Schedule BC (each, a “Temporary Increase Period”). Neither the Agent nor any Buyer shall be liable to the Seller or to any other Person in the event that the Agent determines not to endeavor to obtain, or endeavors to obtain but fails to obtain, increased Committed

Sums from existing Buyers, new Commitments from prospective new Buyers, or any combination thereof.”

(d)    The reference to “one hundred twenty-five thousandths of one percent (0.125%) per annum” in Section 9.1 of the Repurchase Agreement is amended to read “twelve hundredths of one percent (0.12%) per annum”.

3.    Reassertion of Representations and Warranties, No Default. The Seller hereby represents and warrants that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties contained in the Repurchase Agreement are true, correct and complete in all material respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Repurchase Agreement, and (b) no Default or Event of Default has occurred and is continuing.
4.    Authority, No Conflict, No Consent Required. The Seller represents and warrants that the Seller has the limited liability company power and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment by proper limited liability company action and none of the agreements contained herein contravene or constitute a default under any material agreement, instrument or indenture to which the Seller is a party or a signatory or any provision of the Seller’s Articles of Organization, Operating Agreement or any requirement of law, or result in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Seller or any of its property except, if any, in favor of the Buyers. The Seller represents and warrants that no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Seller of this Amendment or the performance of obligations of the Seller herein described, except for those which the Seller has obtained or provided and as to which the Seller has delivered certified copies of documents evidencing each such action to the Buyers.
5.    No Adverse Claim. The Seller hereby warrants, acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof which would give the Seller a basis to assert a defense, offset or counterclaim to any claim of the Agent or the Buyers with respect to the Seller’s obligations under the Repurchase Agreement as amended by this Amendment.
6.    Conditions Precedent. This Amendment shall become effective (the “Amendment Effective Date”) according to the terms and as of the date hereof, upon satisfaction of the following conditions:

(a)	Receipt by the Agent of this Amendment duly executed by the Seller, the Agent and the Buyers.

(b)	Agent shall have received the following, all of which must be in form and substance satisfactory to Agent:

i.	fully executed Affidavits Regarding Out-Of-State Execution by Seller, Agent and Branch Banking and Trust Company.

i.	fully executed First Amendment to Custody Agreement by and among Seller, Agent and Custodian.

ii.	fully executed MBS Custodial Agreement by and among Agent, Seller and The Bank of New York Mellon.

iii.	fully executed amended and restated Electronic Tracking Agreement.

(ii)	fully executed certified resolutions and organizational documents of Seller.

(c)
Seller shall have paid to Agent any fees due to it under the Fee Letter for its own account and for the account of the Lenders under the Fee Letter, and shall have paid to Agent all other fees, costs and expenses, if any, owed to Agent and Lenders and accrued to the Amendment Effective Date.

7.    Reallocation of Commitments. On the Amendment Effective Date, each Buyer shall (i) have Committed Sums equal to the applicable amounts set forth in Schedule BC hereto and (ii) have funded its Funding Share of all Transactions (and participation in Swing Line Transactions) outstanding on the Amendment Effective Date. To facilitate the foregoing, each Buyer which as a result of the adjustments of Committed Sums and Funding Shares evidenced by Schedule BC hereto is to have a greater principal amount of the Transactions outstanding than such Buyer had outstanding immediately prior to the Amendment Effective Date, shall deliver to the Agent immediately available funds to cover such Transactions. The Buyers agree that any Price Differential, Facility Fees and other fees accrued under the Repurchase Agreement prior to the Amendment Effective Date shall constitute the property of the Buyers which were parties to the Repurchase Agreement immediately prior to the Amendment Effective Date and shall be distributed (to the extent received from the Seller) to such Buyers on the basis of the Funding Shares in effect under the Repurchase Agreement immediately prior to the Amendment Effective Date. Furthermore, it is acknowledged and agreed that all fees paid under the Repurchase Agreement prior to the Amendment Effective Date shall not be recalculated, redistributed or reallocated by Agent among the Buyers.
8.    Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Repurchase Agreement and the other Repurchase Documents and except as expressly modified and superseded by this Amendment, the terms and provisions of the Repurchase Agreement and each other Repurchase Document are ratified and confirmed and shall continue in full force and effect.
9.    Survival. The representations and warranties made by the Seller in this Amendment shall survive the execution and delivery of this Amendment.
10.    Reference to Repurchase Agreement. Each of the Repurchase Documents, including the Repurchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Repurchase Agreement as amended hereby, are hereby amended so that any reference in such Repurchase Documents to the Repurchase Agreement shall mean a reference to the Repurchase Agreement as amended and modified hereby.

11.    Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan as applicable to the Repurchase Agreement.
12.    Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agent, the Buyers, the Seller and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each of the Buyers.
13.    Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.
14.    Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
15.    ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
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In witness whereof the parties have caused this Amendment to be executed as of the date first written above.
PULTE MORTGAGE LLC,
as Seller and Servicer

By: /s/ Ralph Nowicki
Name: Ralph Nowicki
Title: SVP, CFO

COMERICA BANK, as Agent, Lead Arranger and a Buyer

By: /s/ Jennifer Schachterle
Name: Jennifer Schachterle
Title: Senior Vice President

BMO HARRIS BANK N.A.

By: /s/ Daniel Ryan
Name: Daniel Ryan
Title: Vice President

BRANCH BANKING AND TRUST COMPANY

By: /s/ Samuel W. Bryan
Name: Samuel W. Bryan
Title: SVP

SCHEDULE BC
TO Master Repurchase Agreement

The Buyers’ Committed Sums
(in dollars)
From August 1, 2019 through and including September 25, 2019

Buyer	Committed Sum
Comerica Bank	$63,334,600
BMO Harris Bank N.A.	$63,332,700
Branch Banking and Trust Company	$63,332,700
Maximum Aggregate Commitment	$190,000,000

From September 26, 2019 through and including October 10, 2019

Buyer	Committed Sum
Comerica Bank	$86,668,400
BMO Harris Bank N.A.	$86,665,800
Branch Banking and Trust Company	$86,665,800
Maximum Aggregate Commitment	$260,000,000

From October 11, 2019 through and including December 25, 2019

Buyer	Committed Sum
Comerica Bank	$63,334,600
BMO Harris Bank N.A.	$63,332,700
Branch Banking and Trust Company	$63,332,700
Maximum Aggregate Commitment	$190,000,000

From December 26, 2019 through and including January 13, 2020

Buyer	Committed Sum
Comerica Bank	$125,002,500
BMO Harris Bank N.A.	$124,998,750
Branch Banking and Trust Company	$124,998,750
Maximum Aggregate Commitment	$375,000,000

From January 14, 2020 through and including March 25, 2020

Buyer	Committed Sum
Comerica Bank	$63,334,600
BMO Harris Bank N.A.	$63,332,700
Branch Banking and Trust Company	$63,332,700
Maximum Aggregate Commitment	$190,000,000

From March 26, 2020 through maturity

Buyer	Committed Sum
Comerica Bank	$90,001,800
BMO Harris Bank N.A.	$89,999,100
Branch Banking and Trust Company	$89,999,100
Maximum Aggregate Commitment	$270,000,000